Exhibit 99.1


              Insurance Auto Auctions Announces Improved
                 Fourth Quarter and Full-Year Results


    WESTCHESTER, Ill.--(BUSINESS WIRE)--March 19, 2007--Insurance Auto Auctions, Inc., a leading provider of automotive salvage and claims processing services in the United States, today announced financial results for the fourth quarter and full-year 2006. The Company's strong performance in 2006 was driven by successfully integrating acquisitions and greenfields along with increased buying activity as a result of the Company's live auctions combined with Internet bidding capability.

    The Company recorded revenues for the quarter of $92.6 million, compared to $69.9 million in the fourth quarter of 2005, an increase of 32.5%. Fee income in the fourth quarter increased to $79.2 million versus $59.6 million in the fourth quarter of last year. The Company reported Consolidated EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) consistent with the definition in the Company's senior credit agreement of $15.8 million during the quarter compared to $10.1 million for the fourth quarter of 2005, an increase of 56.4%. Consolidated EBITDA is a non-GAAP measure that the Company uses as a primary measurement of its financial results because it is indicative of the relative strength of the Company's operating performance.

    "We were pleased with our financial results in the fourth quarter as we once again saw strong increases in revenues, earnings and Consolidated EBITDA over the prior year," said Tom O'Brien, CEO. "We saw a record number of buyers bid on our vehicles during the period, either online through our real-time I-bid LIVE product or at our live physical auctions, which have continued to have a positive impact on overall selling prices. New acquisitions and greenfields have also been fully integrated onto our platform as we provide enhanced coverage and services for customers throughout the country."

    Full-Year 2006 Results

    The Company recorded full-year 2006 revenues of $332.1 million compared to $280.9 million in 2005, an increase of 18.2%. Fee income for the year increased to $281.9 million versus $240.1 million during the prior full year. IAA reported Consolidated EBITDA of $56.7 million for the full year versus $50.6 million for the full-year 2005, an increase of 12.1%.

    "We once again delivered strong financial results during the past year, as our growth through acquisition and greenfield development combined with strong performance in our base business generated strong revenue and Consolidated EBITDA results," said O'Brien. "Just as important, we greatly strengthened our customer relationships by consistently delivering unmatched levels of service. We continue to see many new buyers bidding through our platform, which is generating higher selling prices for our suppliers. Integration was another positive outcome of 2006 as we successfully integrated 16 new branch locations into our auction model during the year, giving IAA a physical presence in 66 of the 75 largest metropolitan areas in the United States."

    O'Brien concluded, "In 2007 we will continue to offer customers our dual bidding strategy, which provides live auctions that are supplemented by our Internet bidding technology. Given their ongoing positive feedback, this offering is clearly the preferred choice among customers in our industry and we believe directly contributes to higher returns for our vehicle providers. We will also focus on enhancing both our technology as well as our service offering in order to improve our customers' experience working with IAA. Furthermore, while we are pleased with the broad geographic footprint we have built to date, we will significantly enhance our coverage with the integration of 42 ADESA Impact auction facilities into IAA following the closing of our planned merger. We believe our success in 2006 will also provide a solid foundation for the merged company as the combination of ADESA's salvage operations with IAA's auctions will strengthen our market position and enhance our national footprint of salvage auction facilities. "

    The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2006 prior to March 31, 2007.

    About Insurance Auto Auctions, Inc.

    Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 99 sites across the United States.

    Forward-Looking Statements

    The statements in this release should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 25, 2005. The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may," "will," "should," "anticipates," "predict," "projects," "targeting," "potential," or "contingent," the negative of these terms, or other similar expressions. Our actual results could differ materially from those discussed in or implied by forward-looking statements for various reasons, including those discussed in "Factors that May Affect Future Results" in our Management's Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the year ended December 25, 2005. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publish, update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

    Additional information about Insurance Auto Auctions, Inc. is available on the World Wide Web at www.iaai.com

    Financial Tables Follow...





                    INSURANCE AUTO AUCTIONS, INC.
                           AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS
           (dollars in thousands except per share amounts)

                                             SUCCESSOR     SUCCESSOR
                                            ------------  ------------
                                            December 31,  December 25,
                                                2006          2005
                                            ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents                     $16,914       $25,882
  Accounts receivable, net                       56,606        46,920
  Inventories                                    19,154        19,611
  Income taxes receivable                         1,129         2,732
  Deferred income taxes                          11,086         8,511
  Other current assets                            7,150         5,323
                                            ------------  ------------
       Total current assets                     112,039       108,979

Property and equipment, net                      80,150        77,231
Intangible assets, net                          147,535       126,378
Goodwill                                        241,336       191,266
Other assets                                      9,673        11,006
                                            ------------  ------------
                                               $590,733      $514,860
                                            ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $40,391       $38,022
  Accrued liabilities                            17,444        17,445
  Obligations under capital leases                  297           367
  Current installments of long-term debt          1,950         1,143
                                            ------------  ------------
       Total current liabilities                 60,082        56,977

Deferred income taxes                            36,127        37,582
Other liabilities                                12,369        12,765
Obligations under capital leases                     32           329
Senior notes                                    150,000       150,000
Long-term debt, excluding current
 installments                                   192,563       113,183
                                            ------------  ------------
       Total liabilities                        451,173       370,836
                                            ------------  ------------

Shareholders' equity:
  Additional paid-in capital                    151,357       149,458
  Accumulated other comprehensive income             20             -
  Accumulated deficit                           (11,817)       (5,434)
                                            ------------  ------------
       Total shareholders' equity               139,560       144,024
                                            ------------  ------------

  Total liabilities and shareholders' equity   $590,733      $514,860
                                            ============  ============







                    INSURANCE AUTO AUCTIONS, INC.
                           AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS
                        (dollars in thousands)

                           SUCCESSOR                PREDECESSOR
                   ------------------------- -------------------------
                                May 25, 2005 December 27,
                   December 31,  - December     2004 -    December 26,
                       2006       25, 2005   May 24, 2005     2004
                   ------------ ------------ ------------ ------------

Revenues:
  Fee income          $281,939     $136,926     $103,203     $208,743
  Vehicle sales         50,117       23,484       17,242       31,436
                   ------------ ------------ ------------ ------------
                       332,056      160,410      120,445      240,179
                   ------------ ------------ ------------ ------------
Cost of sales:
  Branch cost          211,098      102,675       72,554      157,297
  Vehicle cost          43,820       19,978       14,640       26,694
                   ------------ ------------ ------------ ------------
                       254,918      122,653       87,194      183,991
                   ------------ ------------ ------------ ------------

  Gross margin          77,138       37,757       33,251       56,188
                   ------------ ------------ ------------ ------------

Operating expense:
  Selling, general
   and
   administrative       50,702       24,630       15,822       34,978
  Loss (gain) on
   sale of Property
   and equipment             9          197         (896)         301
  Loss related to
   flood                 3,529            -            -            -
  Merger costs               -        5,021       15,741            -
                   ------------ ------------ ------------ ------------
                        54,240       29,848       30,667       35,279
                   ------------ ------------ ------------ ------------

    Income from
     operations         22,898        7,909        2,584       20,909

Other (income)
 expense:
  Interest expense      30,596       15,021          567        1,572
  Loss on early
   extinguishment
   of debt               1,300            -            -            -
  Other income            (460)        (346)      (2,442)         (67)
                   ------------ ------------ ------------ ------------

    Income (loss)
     before income
     taxes              (8,538)      (6,766)       4,459       19,404

Income taxes            (2,155)      (1,332)       4,899        7,139
                   ------------ ------------ ------------ ------------

    Net income
     (loss)             (6,383)     $(5,434)       $(440)     $12,265
                   ============ ============ ============ ============




    Consolidated EBITDA, as defined in the Company's senior credit agreement, is presented in the earnings release because management believes that this statistic is indicative of the relative strength of the Company's operating performance and is consistent with the definition under the Company's senior credit facility. EBITDA is defined as net earnings plus income tax provision (benefit), interest expense (net) and depreciation and amortization. The Company's senior credit facility further adjusts EBITDA, including for non-cash items, nonrecurring items, and sponsor advisory fees, to determine compliance with certain covenants in the senior credit agreement. Although Consolidated EBITDA is not a defined term under generally accepted accounting principles in the United States, we believe that the inclusion of Consolidated EBITDA is appropriate; because management uses this information in evaluating the Company's operating performance. However, Consolidated EBITDA should not be considered as a substitute for net earnings or loss, or as an indicator of whether cash flows will be sufficient to fund cash needs. Below is a table detailing Consolidated EBITDA:




                                                              Twelve
                            Three Months Ended                Months
               ---------------------------------------------   Ended
                                                             December
               March 26, June 25, September 24, December 31,    31,
                  2006     2006        2006         2006       2006
               --------- -------- ------------- ------------ ---------
                               (dollars in thousands)

Net loss          $(504)    $(71)      $(4,261)     $(1,547)  $(6,383)
Income taxes       (314)     (94)       (1,300)        (447)   (2,155)
Interest
 expense (net)    6,329    6,619         8,128        9,060    30,136
Depreciation
 and
 amortization     4,933    5,641         6,572        6,792    23,938
               --------- -------- ------------- ------------ ---------
   EBITDA        10,444   12,095         9,139       13,858    45,536
Non-cash
 charges(1)       1,051      343           576          498     2,468
Non-recurring
 expense(2)       2,866      321         3,654        1,244     8,085
Advisory
 service fees       125      125           125          238       613
               --------- -------- ------------- ------------ ---------
   Consolidated
    EBITDA      $14,486  $12,884       $13,494      $15,838   $56,702
               ========= ======== ============= ============ =========

(1) Non-cash charges included stock based compensation and straight-line rent adjustment, net.
(2) Non-recurring items included loss on extinguishment of debt, losses incurred due to flood at Grand Prairie, Texas facility, costs related to the Company's 2006 acquisitions and professional fees related to the proposed merger with ADESA.



    CONTACT: Insurance Auto Auctions, Inc.
             Eric Loughmiller
             Chief Financial Officer
             708-492-7219
             www.iaai.com
             or
             Ashton Partners
             Mike Banas
             Media Inquiries
             312-553-6704
             mbanas@ashtonpartners.com